                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-116656

PROSPECTUS

                       TRANSACT TECHNOLOGIES INCORPORATED

                                 666,665 SHARES
                                  COMMON STOCK

We are registering 666,665 shares of our common stock for offer and sale from time to time by the selling stockholders named in this prospectus. We will not receive any of the proceeds from the sale of these shares of common stock.

This prospectus should be read in conjunction with the documents incorporated by reference herein.

Our common stock is traded on The Nasdaq National Market under the symbol "TACT." On December 6, 2004, the last reported sale price of our common stock was $22.97 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 5, and the risk factors incorporated herein by reference, for a discussion of the risks you should consider before investing in our common stock.

The shares covered by this prospectus may be offered for sale from time to time on The Nasdaq National Market or otherwise, at prices then obtainable. The selling stockholders listed in this prospectus may sell any, all or none of the shares offered by this prospectus. See "Plan of Distribution" beginning on page 12 for a discussion of these and other distribution matters.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is December 20, 2004.

                                TABLE OF CONTENTS

                                                         PAGE
Summary................................................   3
Risk Factors...........................................   6
Note on Forward-Looking Statements.....................   8
Use of Proceeds........................................   9
Selling Stockholders...................................  10
Description of Common Stock............................  11
Plan of Distribution...................................  13
Legal Matters..........................................  14
Experts................................................  14
Where You Can Find More Information....................  15
Incorporation by Reference.............................  15

                                     SUMMARY

The following summary contains basic information about TransAct Technologies Incorporated and this offering. Because this is a summary, it necessarily does not contain all the information that may be important to you. For a more complete understanding of the offering, we encourage you to read carefully this entire prospectus, including the "Risk Factors" section, and the documents incorporated by reference herein. When we refer to "TransAct," "the Company," "we," "our" and "us" in this prospectus, we mean TransAct Technologies Incorporated and its subsidiaries unless the context indicates otherwise.

BUSINESS OF THE COMPANY

TransAct was incorporated in June 1996 and began operating as a stand-alone business in August 1996 as a spin-off of the printer business that was formerly conducted by certain subsidiaries of Tridex Corporation. We completed an initial public offering on August 22, 1996.

TransAct designs, develops, manufactures and markets transaction-based printers under the Ithaca(R) and Magnetec(R) brand names. In addition, we market related consumables, spare parts and services. Our printers are used worldwide to provide transaction records such as receipts, tickets, coupons, register journals and other documents. We focus on two core markets: (1) point-of-sale ("POS") and banking and (2) gaming and lottery. We sell our products directly to original equipment manufacturers ("OEMs"), value-added resellers ("VARs"), selected distributors and directly to end-users. Our product distribution spans across the Americas, Europe, the Middle East, Africa, the Caribbean Islands and the South Pacific. Our executive offices are located in Wallingford, Connecticut and we have one primary operating facility located in Ithaca, New York, five sales offices located in the United States, and one sales office and service depot in the United Kingdom.

RECENT DEVELOPMENTS

On December 2, 2004, we entered into a lease agreement for a new, approximately 13,700 square foot facility located at the Hughes Airport Center in Las Vegas, Nevada. The new facility will serve as our global gaming and lottery headquarters and will house our west coast point of sale and banking sales unit. The facility will also serve as our new western region service center and will provide service to our growing base of installed printers in the region. The lease extends for a five-year term commencing on the earlier of (i) January 1, 2005, or (ii) the completion of certain specified tenant improvements to the premises. The lease also provides for an abatement of rent for the first six months of the lease term, as well as an option to renew and extend the lease for one term of five years at the expiration of the initial term of the lease. Assuming a January 1, 2005 commencement date, minimum rental payments required under this non-cancelable lease are as follows: $64,000 in 2005, $132,000 in 2006, $136,000 in 2007; $140,000 in 2008; and $144,000 in 2009.

On June 2, 2004, we announced the signing of a letter of intent under which TransAct would acquire the transaction printer and printhead business known as TPG, a division of ATSI Holdings Inc. (formerly known as Axiohm Transaction Solutions). On July 8, 2004, we announced that the letter of intent had been terminated by agreement of the parties.

On September 21, 2004, our common stock, which had been trading on The Nasdaq SmallCap Market, began trading on The Nasdaq National Market.

SELECTED CONSOLIDATED FINANCIAL DATA (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


      The selected financial data set forth below as of December 31, 2003 and 2002, and for the three years ended December 31, 2003, are derived from our financial statements which are incorporated herein by reference and which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The selected financial data set forth below as of December 31, 2001, 2000 and 1999 and for the two years ended December 31, 2000 are derived from our audited financial statements not included in this prosputus. The selected financial data has been retroactively restated to reflect the impact of the stock split and EITF 03-06 "Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings Per Share" ("EITF 03-06") described in the following paragraph.

      On April 2, 2004, we effected a 3-for-2 stock split of our common stock in the form of a 50% stock dividend. We began trading on a split basis on April 5, 2004. In addition, in the second quarter of 2004, we applied the consensus set forth in EITF 03-06, which requires the two-class method of computing earnings per share when participating securities, such as our redeemable preferred stock, are outstanding. The two-class method is an earnings allocation formula that determines earnings per share for common stock and participating securities based upon an allocation of earnings as if all of the earnings for the period had been distributed in accordance with participation rights on undistributed earnings. EITF 03-06 became effective for reporting periods beginning after March 31, 2004 and requires retroactive restatement of earnings per share. Accordingly, we adopted the use of the two-class method for the computation of earnings per share in the second quarter of 2004.

      All amounts presented in our 2003 Annual Report on Form 10-K incorporated herein by reference do not reflect the stock split or retroactive restatement of earnings per share required under EITF 03-06. Amounts presented in this prospectus, including the Selected Consolidated Financial Data below, have been adjusted to reflect the stock split and retroactive restatement of earnings per share required under EITF 03-06. The application of EITF 03-06 did not affect earnings per share information for 2002, 2001 or 2000 as we incurred losses in those years. The application of EITF 03-06 did not impact 1999 because no participating preferred securities were outstanding.

      Previously reported earnings per share amounts for 2003 have been restated as follows:

                                      As previously reported,    Restated for
                                           split-adjusted         EITF 03-06
                                      -----------------------    ------------
Net income available to common
   shareholders:                             $  1,170               $  1,061
Net income per common share:
   Basic                                     $   0.13               $   0.12
   Diluted                                   $   0.13               $   0.11

      Net income per share using the two-class method has been computed as follows (in thousands except per share data):

                                                                         2003
                                                                        -------
Basic:
   Net income (loss)                                                    $ 1,528
   Dividend and accretion charges on preferred stock                       (358)
   Earnings allocation to preferred shareholders                           (109)
                                                                        -------
   Net income (loss) available to common shareholders                   $ 1,061
                                                                        =======
   Weighted average common shares
     outstanding                                                          8,690
   Basic net income per share                                           $  0.12

Diluted:
   Net income available to common shareholders                          $ 1,061
                                                                        =======
   Weighted average common shares
     outstanding                                                          8,690
   Dilutive effect of outstanding options, warrants
     and restricted stock as determined by the
     treasury stock method                                                  645
                                                                        -------
   Adjusted weighted average shares                                       9,335
                                                                        =======
   Diluted net income per share                                         $  0.11

The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements, including the notes thereto, which are incorporated herein by reference.

                                                         Year Ended December 31,
                                               -------------------------------------------
                                                 2003    2002     2001     2000     1999
                                               -------  -------  -------  -------  -------
Statement of Operations Data:
   Net sales                                   $52,098  $39,461  $43,974  $53,720  $44,889
   Gross profit                                 15,543   10,216    9,774   14,142   11,754
   Operating expenses                           12,855   11,200   17,060   14,296   11,719
   Operating income (loss)                       2,688     (984)  (7,286)    (154)      35
   Net income (loss)                             1,528     (692)  (4,922)    (344)     324
   Net income (loss) available
     to common shareholders, as restated         1,061   (1,050)  (5,280)    (664)     324
   Earnings (loss) per share, as restated:
     Basic                                        0.12    (0.12)   (0.63)   (0.08)    0.04
     Diluted                                      0.11    (0.12)   (0.63)   (0.08)    0.04

                                                              December 31,
                                               -------------------------------------------
                                                 2003    2002     2001     2000     1999
                                               -------  -------  -------  -------  -------
Balance Sheet Data:
    Total assets                               $26,361  $22,030  $25,791  $27,619  $25,684
    Working capital                             11,787    8,798    8,366   13,631   11,094
    Long-term debt, excluding current portion      330    2,791    5,344    5,944    7,100
    Redeemable convertible preferred stock       3,902    3,824    3,746    3,668        -
    Shareholders' equity                        10,347    6,545    7,315   12,191   12,207

THE OFFERING

Securities Offered....  666,665 shares of common stock of TransAct.

Use of Proceeds.......  The Company will not receive any proceeds from the sale of common stock by the selling stockholders.

Capital Stock.........  Our common stock is listed on The Nasdaq National Market under the symbol "TACT."

OUR ADDRESS

Our executive offices are located at 7 Laser Lane, Wallingford, Connecticut 06492 and our telephone number is (203) 269-1198. Our website is located at www.transact-tech.com. The information on our website is not part of this prospectus.

                                  RISK FACTORS

You should carefully consider the following risk factors and all of the information set forth in this prospectus, as well as the risk factors and information incorporated by reference in this prospectus, before deciding to invest in the common stock. The risks described below and incorporated by reference are not the only ones facing our Company. Additional risks not now known to us or that we currently deem immaterial may also impair our business operations.

OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY.

The market price of our common stock could fluctuate significantly in response to variations in quarterly operating results and other factors, such as:

      -     changes in our business, operations or prospects;

      -     developments in our relationships with our customers;

      - announcements of new products or services by us or by our competitors;

      - announcement or completion of acquisitions by us or by our competitors;

      - changes in existing or adoption of additional government regulations;

      -     unfavorable or reduced analyst coverage; and

      - prevailing domestic and international market and economic conditions.

In addition, the stock market has experienced significant price fluctuations in recent years. Many companies experienced material fluctuations in their stock price that were unrelated to their operating performance. Broad market fluctuations, general economic conditions and specific conditions in the industry in which we operate may adversely affect the market price of our common stock.

LIMITED TRADING VOLUME OF OUR CAPITAL STOCK MAY CONTRIBUTE TO ITS PRICE VOLATILITY.

On September 21, 2004, our common stock, which had been trading on The Nasdaq SmallCap Market, began trading on The Nasdaq National Market. During the nine months ended September 30, 2004, the average daily trading volume for our common stock on The Nasdaq SmallCap Market and The Nasdaq National Market was approximately 121,256 shares. We are uncertain whether a more active trading market in our common stock will develop. In addition, many investment banks no longer find it profitable to provide securities research on micro-cap and small-cap companies. If analysts were to discontinue coverage of our common stock, our trading volume may be further reduced. As a result, relatively small trades may have a significant impact on the market price of our common stock, which could increase the volatility and depress the price of our common stock.

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE.

In the future, we may sell additional shares of our common stock in public or private offerings, and we may also issue additional shares of our common stock to finance future acquisitions. Shares of our common stock are also available for future sale pursuant to stock options that we have granted to our employees, and in the future we may grant additional stock options and other forms of equity compensation to our employees. Sales of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for shares of our common stock and could impair our ability to raise capital through future offerings.

WE DEPEND ON KEY PERSONNEL.

Our future success will depend in significant part upon the continued service of certain key management and other personnel and our continuing ability to attract and retain highly qualified managerial, technical and sales and marketing personnel. There can be no assurance that we will be able to recruit and retain such personnel. The loss of Bart C. Shuldman, the Company's Chairman of the Board, President and Chief Executive Officer, or the loss of certain groups of key employees, could have a material adverse affect on our results of operations.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY ACTUAL OR THREATENED TERRORIST ATTACKS OR THE RELATED HEIGHTENED SECURITY MEASURES, MILITARY ACTIONS AND OTHER EFFORTS TO COMBAT TERRORISM.

Our business could be adversely affected by actual or threatened terrorist attacks or the related heightened security measures, military actions and other efforts to combat terrorism. It is possible that terrorist attacks could be directed at important locations for the gaming industry. Heightened security measures and other efforts to combat terrorism may also have an adverse effect on the gaming industry by reducing tourism. Any of these developments could also negatively affect the general economy and consumer confidence. Any downturn in the economy, or in the gaming industry in particular, could reduce demand for our products and adversely affect our business and results of operations.


WE FACE BURDENS RELATING TO THE RECENT TREND TOWARD STRICTER CORPORATE GOVERNANCE AND FINANCIAL REPORTING STANDARDS.

Recently adopted or new legislation or regulations that follow the trend of imposing stricter corporate governance and financial reporting standards, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002, may lead to an increase in our costs of compliance. A failure to comply with these new laws and regulations may impact market perception of our financial condition and could materially harm our business.

OUR SUCCESS WILL DEPEND ON OUR ABILITY TO SUSTAIN AND MANAGE GROWTH.

As part of our business strategy, we intend to pursue an aggressive growth strategy. Assuming this growth occurs, it will require the expansion of distribution relationships in international markets, the successful development and marketing of new products, expanded customer service and support, an increased number of personnel throughout the Company and the continued implementation and improvement of our operational, financial and management information systems.

To the extent that we seek growth through acquisitions, our ability to manage our growth will also depend on our ability to integrate businesses that have previously operated independently. We may not be able to achieve this integration without encountering difficulties or experiencing the loss of key employees, customers or suppliers. It may be difficult to design and implement effective financial controls for combined operations and differences in existing controls for each business may result in weaknesses that require remediation when the financial controls and reporting functions are combined.

There can be no assurance that we will be able to implement successfully our growth strategy, or that we can successfully manage expanded operations. As the Company expands, we may from time to time experience constraints that will adversely affect our ability to satisfy customer demand in a timely fashion. Failure to manage growth effectively could adversely affect the Company's results of operations and financial condition.

WE FACE RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

Our international sales, which includes sales by our United Kingdom subsidiary and export sales from our domestic operations, totaled approximately $4,731,000 (approximately 9.1% of net revenues) in fiscal 2003. Most of these sales were in Europe and Latin America. As part of our business strategy, we intend to increase international sales as a percentage of our revenues. International sales are subject to inherent risks, including fluctuations in local economies, fluctuating exchange rates, increased difficulty of inventory management, greater difficulty in accounts receivable collection, costs and risks associated with localizing products for foreign countries, unexpected changes in regulatory requirements, tariffs and other trade barriers and burdens of complying with a variety of foreign laws. There can be no assurance that these factors will not have a material adverse impact on our ability to increase or maintain our international sales or on our results of operations.

WE FACE EVOLVING TECHNOLOGY AND CHANGING MARKET REQUIREMENTS.

The transaction based printer industry is characterized by evolving technology and changing market requirements. Our future success will depend on our ability to continue to design, develop and manufacture new products and to enhance existing products, reflecting technological evolution and changing market requirements. We anticipate ongoing investment in engineering and product development.

WE DO NOT INTEND TO PAY CASH DIVIDENDS.

We intend to retain any future earnings for our business and do not anticipate paying any cash dividends in the foreseeable future

OUR PREFERRED STOCK RIGHTS PLAN, CERTIFICATE OF INCORPORATION, BY-LAWS AND DELAWARE LAW CONTAIN PROVISIONS MAY HAVE ANTI-TAKEOVER EFFECTS.

On December 2, 1997, our Board of Directors declared a distribution of certain rights to purchase shares of our Series A Preferred Stock to the holders of our outstanding common stock. The purpose of this rights plan is to assure fair value in the event of a future unsolicited business combination or similar transaction involving TransAct. If a person or group accumulates or solicits a tender or exchange offer for 15% of our common stock, the rights become exercisable for additional shares of our Series A Preferred Stock. The intent of these rights is to encourage a potential acquirer to negotiate with our Board of Directors to increase the consideration paid for our stock. We are also authorized to issue 5,000,000 shares of undesignated preferred stock, which we may issue without stockholder approval upon such terms as our Board of Directors may determine.

We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

In addition, our certificate of incorporation and by-laws contain other provisions that might enable our management to resist a takeover. Our rights plan, Section 203 of the Delaware General Corporation Law and any of these provisions of our certificate of incorporation and by-laws might discourage, delay or prevent a change in control of TransAct or a change in our management. The existence of these provisions could also adversely affect the price that investors might be willing to pay in the future for our common stock.

                       NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements generally can be identified by use of statements that include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning, although not all forward-looking statements contain such words. Statements that describe our objectives, plans or goals are also forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could materially affect these forward-looking statements can be found in our periodic reports filed with the Securities and Exchange Commission (the "SEC") and in this prospectus under the heading "Risk Factors." Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus, and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.

                                 USE OF PROCEEDS

The Company will not receive any proceeds from sales of common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

On April 7, 2000, we sold an aggregate of 4,000 shares of our Series B Preferred Stock, which were convertible into shares of our common stock. On March 9, 2004, the holders of Series B Preferred Stock converted all of the outstanding Series B Preferred Stock into the shares of common stock covered by this prospectus. The registration of these shares is required under the terms of a registration rights agreement that we entered into at the time of the sale of the Series B Preferred Stock.

We prepared the following table based on the information supplied to us by the selling stockholders named in the table. The selling stockholders may, however, have sold, transferred or otherwise disposed of all or a portion of their shares of common stock since the date on which they provided such information. None of the selling stockholders has held any position with, or has otherwise had a material relationship with, us within the past three years.

We do not know when a selling stockholder may offer shares of common stock for sale or in what amounts. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all, some or none of their shares of common stock pursuant to this offering, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of the following table, we have assumed that the selling stockholders will sell all of the shares of common stock covered by this prospectus. Except as otherwise set forth below, each selling stockholder has sole voting power over the shares of common stock shown as beneficially owned.

                                                       NUMBER OF SHARES OF                          PERCENTAGE OF
                                                           COMMON STOCK     NUMBER OF SHARES OF  BENEFICIAL OWNERSHIP
                    NAME OF SELLING                     BENEFICIALLY OWNED   COMMON STOCK BEING   AFTER COMPLETION OF
                       STOCKHOLDER                       BEFORE OFFERING          OFFERED              OFFERING
-----------------------------------------------------  -------------------  -------------------  --------------------
Janus Investment Fund on
behalf of its series Janus Venture
Fund (1)(2)                                                  544,567              333,333               2.13%
Swiftcurrent Partners, LP (3)                                 90,000               90,000                 *
Swiftcurrent Offshore, Ltd. (3)                               76,666               76,666                 *
SLS Investors, LP (4)                                         44,500               44,500                 *
SLS Offshore Fund, Ltd. (4)                                  122,166              122,166                 *

*     Less than one percent

     (1) The selling stockholder (i) is an affiliate of a registered broker-dealer, (ii) purchased the shares of common stock to be resold under this prospectus in the ordinary course of business, and (iii) at the time of such purchase, had no agreements or understandings, direct or indirect, with any person to distribute such shares.

     (2) As the portfolio manager of the selling stockholder, William H. Bales holds sole voting and dispositive power over the shares of common stock held by the selling stockholder. As a result of his role as portfolio manager, Mr. Bales may be deemed to be the beneficial owner of such shares. However, Mr. Bales does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held by the selling stockholder and disclaims any ownership associated with such rights.

     (3) Roberto Mignone, in his capacity as President of Bridger Management LLC, the selling stockholder's investment adviser, has sole voting and dispositive power over the shares of common stock held by the selling stockholder.

     (4) Scott L. Swid, in his capacity as Managing Member of the General Partner of the selling stockholder, has sole voting and dispositive power over the shares of common stock held by the selling stockholder. Mr. Swid disclaims beneficial ownership of such shares.

                           DESCRIPTION OF COMMON STOCK

The following description of our common stock includes a summary of some of the detailed provisions of our certificate of incorporation, as amended, and by-laws, as amended. These statements do not purport to be complete or to give full effect to the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of our certificate of incorporation and by-laws. We encourage you to read our certificate of incorporation and by-laws, which have been filed with the SEC and are incorporated by reference in this prospectus, for a more complete description.

GENERAL

Our authorized capital stock consists of 20,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, $0.01 per share. As of December 6, 2004, we had 10,025,766 shares of common stock outstanding. In addition, as of December 6, 2004, an aggregate of 834,863 shares of our common stock were issuable upon the exercise of outstanding options and 397,762 shares were reserved for issuance under our stock incentive plans. As of December 6, 2004, no shares of our preferred stock were outstanding or reserved for issuance.

RIGHTS OF HOLDERS OF OUR COMMON STOCK

Stockholders are entitled to one vote for each share of our common stock held of record on all matters on which stockholders are entitled or permitted to vote. Our common stock does not have cumulative voting rights in the election of directors. As a result, holders of a majority of the shares of our common stock voting for the election of directors can elect all the directors standing for election. Subject to preferences that may be applicable to any outstanding shares of our preferred stock designated by the Company's Board of Directors from time to time, holders of our common stock are entitled to receive dividends out of legally available funds when and if declared from time to time by our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to preferences applicable to shares of our preferred stock, if any, then outstanding. Our common stock has no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions in our certificate of incorporation. The outstanding shares of our common stock are fully paid and nonassessable.

CLASSIFIED BOARD OF DIRECTORS

Our certificate of incorporation provides for our Board of Directors to be divided into three classes, with each class serving a staggered three year term. We believe that a classified board helps to ensure the continuity and stability of the Board of Directors and the Company's business strategies and policies. The classified board structure could have the effect of making the removal of incumbent directors more time consuming and difficult, and, therefore of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders.

CORPORATE GOVERNANCE PROVISIONS OF OUR BY-LAWS

Our by-laws provide that special meetings of stockholders may be called at any time by the Chairman of the Board or President of the Company and shall be called upon the written request of the Board of Directors or of the holders of record shares having a majority of the voting power of the capital stock of the Company. Our by-laws provide that the number of directors will be fixed from time to time by resolution of the Board of Directors. Our Board of Directors currently consists of four (4) directors.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW.

We are a Delaware corporation that is subject to Section 203 of the Delaware General Corporation Law. Section 203 provides in general that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to Section 203 but less than 85% of such stock may not engage in a Business Combination, as defined in Section 203, with the corporation for a period of three years from the date on which that stockholder became an Interested Stockholder, as defined in Section 203, unless (1) prior to such date the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (2) the Business Combination is approved by the corporation's board of directors and authorized by the holders of at least 66% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. A "Business Combination" includes a merger, asset sale or other transaction resulting in a financial benefit to a stockholder. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of a corporation's outstanding voting shares. We have not "opted out" of the provisions of Section 203.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under the Delaware General Corporation Law, liability of a director may not be limited:

- for any breach of the director's duty of loyalty to us or our stockholders,

- for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law,

- in respect of certain unlawful dividend payments or stock redemptions or repurchases, and

- for any transaction from which the director derives an improper personal benefit.

The effect of this provision of our certificate of incorporation is to eliminate our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our certificate of incorporation provides that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by law. We may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the officer or director and incurred by the officer or director in such capacity, or arising out of the status, as an officer or director.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Co.

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

                              PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell the shares of common stock from time to time after the date of this prospectus on any stock exchange or automated interdealer quotation system on which our common stock is listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the shares of common stock by one or more of the following methods:

      (a) ordinary brokerage transactions (including block trades) and transactions in which the broker solicits purchases;

      (b) private sales or private transactions;

      (c) one or more underwritten offerings on a firm commitment or best efforts basis; and

      (d) a combination of any of these methods of sale or any other legally available means, whether or not described in this prospectus.

At the time a particular offering of shares is made hereunder, to the extent required by Rule 424 under the Securities Act of 1933, we will file a prospectus supplement setting forth:

      (a) the number of shares involved;

      (b) the names of any underwriters, dealers or agents;

      (c) the price at which the shares are being offered or purchased;

      (d) any commissions or discounts or concessions allowed to broker-dealers;

      (e) any discounts, commissions or other items constituting compensation from the selling shareholder; and

      (f) any other facts material to the transaction.

In connection with sales of the shares of common stock, the selling stockholders may enter into hedging transactions with broker-dealers only to the extent permitted by the Securities Act and any applicable securities laws of any state of the United States. These broker-dealers may in turn engage in short sales of the shares of common stock and deliver shares of common stock to close out such short positions, or loan or pledge shares of common stock to broker-dealers that may in turn sell such securities. Any selling stockholder may pledge or grant a security interest in some or all of the shares of common stock that it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus. The selling stockholders may also transfer and donate shares of common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be selling stockholders for the purposes of this prospectus.

To our knowledge, there are currently no plans, arrangements or understanding between any selling stockholders and any underwriters, broker-dealer or agent regarding the sale of the shares of common stock by the selling stockholders.

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

On April 7, 2000, we sold an aggregate of 4,000 shares of our Series B Preferred Stock, which were convertible into shares of our common stock. In April, 2004, the holders of Series B Preferred Stock converted all of the outstanding Series B Preferred Stock into the shares of common stock covered by this prospectus. The registration of these shares is required under the terms of a registration rights agreement that we entered into at the time of the sale of the Series B Preferred Stock.

Pursuant to the registration rights agreement, we have agreed to indemnify in certain circumstances the selling stockholders and their affiliates against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act. We have also agreed to pay certain expenses in connection with this offering, including, in certain circumstances, the fees and expenses of counsel to the selling stockholders, but not including underwriting discounts, concessions, commissions or fees of the selling stockholders.

The selling stockholders and any other person participating in such distribution will be subject to the Exchange Act rules, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock being distributed for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We may suspend the use of this prospectus by the selling stockholder under certain circumstances.

Any common stock sold by a selling stockholder pursuant to a prospectus supplement will be listed on The Nasdaq National Market, subject to official notice of issuance.

                                  LEGAL MATTERS

The validity of the shares of common stock will be passed upon for us by Shipman & Goodwin LLP.

                                     EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 with respect to the common stock offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to that registration statement. For further information with respect to us and the common stock, we refer you to the registration statement and its exhibits. We also file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov and on our website at http://www.transact-tech.com. With the exception of the documents we file with the SEC, the information contained on our website is not incorporated by reference in this prospectus and you should not consider it a part of this prospectus.

                           INCORPORATION BY REFERENCE

We are incorporating by reference the information that we file with the SEC, which means that we are disclosing important information to you in those documents. The information incorporated by reference is an important part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed "filed" with the SEC, including any information furnished pursuant to any Item of any Current Report on Form 8-K.

- Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004;

- Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, filed on May 12, 2004;

- Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, filed on August 12, 2004;

- Amendment No. 1 to Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2004, filed on November 18, 2004;

-     Current Report on Form 8-K, filed on September 20, 2004;

-     Current Report on Form 8-K, filed on December 7, 2004; and

- Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, filed on November 15, 2004.



You may request a copy of any of our filings with the SEC, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

                       TransAct Technologies Incorporated
                             c/o Investor Relations
                                  7 Laser Lane
                         Wallingford, Connecticut 06492
                            Telephone: (203) 269-1198

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS.

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